NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Alexandra M. Deignan

(973) 597-4734

CURTISS-WRIGHT ANNOUNCES APPOINTMENT OF

HARRY JAKUBOWITZ AS TREASURER

ROSELAND, N.J. – September 28, 2005 – Curtiss-Wright Corporation (NYSE: CW) announced today that its Board of Directors elected of Mr. Harry Jakubowitz as Treasurer of Curtiss-Wright Corporation. In addition to his current responsibility of managing the Company’s worldwide tax function, Mr. Jakubowitz will now assume responsibility for the Corporation’s treasury and risk management functions as well.

Mr. Jakubowitz joined Curtiss-Wright in June 2002 as Director of Taxes and has been instrumental in structuring numerous acquisitions and reducing the Company’s effective tax rate. Prior to joining the Company, Mr. Jakubowitz was Vice President Taxes, Treasurer and Assistant Secretary of General Semiconductor, Inc., a multinational semiconductor manufacturer. Previously, he was Director of Taxes and Assistant Treasurer of General Instrument Corporation, a multinational cable equipment manufacturer. Mr. Jakubowitz holds a BS degree in Accounting from Herbert H. Lehman College and an MBA in Tax from St. John’s University.

Martin R. Benante, Chairman and CEO, commented, “It has been a pleasure working with Harry over the past three years and he has made significant contributions to our global operations which have benefited our shareholders. We look forward to having the benefit of Harry’s leadership in our treasury operation.”

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications, and provides a variety of metal treatment services. The firm employs approximately 5,900 people worldwide. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

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